INVESCO FUNDS GROUP, INC.
                                               7800 East Union Avenue
                                               Denver, Colorado 80237
INVESCO FUNDS                                  Post Office Box 173706
                                               Denver, Colorado 80217-3706
                                               Telephone: 303-930-6300


April 15, 1998


Mr. Christopher J. Meyers
Assistant Vice President
State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

         Re:      INVESCO Capital Appreciation Funds, Inc.

Dear Chris:

This is to advise you that INVESCO Capital Appreciation Funds, Inc. (the "Company") has established a new series of shares to be known as INVESCO Growth & Income Fund. In accordance with the Additional Funds provision in Paragraph 17 of the Custodian Contract dated October 20, 1993 between the Company and State Street Bank and Trust Company, the Company hereby requests that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for your records.

Sincerely,

/s/ Glen A. Payne

Glen A. Payne
Secretary

Agreed to this _____ day of __________, 1998.

STATE STREET BANK AND TRUST COMPANY



By:       _______________________________________
         Vice President